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                                                                   Exhibit 23.5

CONSENT OF FINANCIAL ADVISOR

We consent to the filing of our opinion dated September 30, 1997 to the VMARK Software, Inc. Board of Directors attached as Annex II to the Prospectus, which is part of this Registration Statement, and to the references to our firm name under the headings "Opinion of Financial Advisor," "Background of the Merger," and "Recommendation of the VMARK Board and Reasons for the Merger."


Volpe Brown Whelan & Company, LLC
San Francisco, California

Dated: November 4, 1997